Exhibit 10.4

Advertisement in Movie Agreement

Signed by both parties (A & B) on 2006-8-15

A: HRDQ Group Inc.
2711 Centerville Road, Suite 400, Wilmington, DE 19808 U.S.
B: Media Group International Limited
Hong Kong

Party A wants to expand its marketing & sales. Party B is an Advertisement Agency. This agreement is agreed by both parties A & B.

Agreement Content

HRDQ agrees to let MGI’s subsidiary (www.subaye.com) doing the advertisement in movie. In one year, MGI needs to put HRDQ’s advertisements in two movies.

Agreement and Payment method

1.	Total is USD $ 1,000,000.00
2.	HRDQ needs to pay 10% of the total to MGI which is USD 100,000.00 in 7 days as the deposit.
3.
HRDQ needs to pay 40% of the total to MGI which is USD 400,000.00 within 4 days after first movie has been played in theater. HRDQ needs to pay 5% of the total to MGI which is USD 50,000.00 within 30 days after first movie has no longer available in theater

4.
HRDQ needs to pay 40% of the total to MGI which is USD 400,000.00 within 4 days after second movie has been played in theater. HRDQ needs to pay 5% of the total to MGI which is USD 50,000.00 within 30 days after second movie has no longer available in theater

HRDQ responsibilities and obligations

1.	HRDQ needs to provide the products’ information, LOGO, and any other related plans to MGI within certain days in order to get rid of possible delay.
2.
HRDQ guaranteed that everything provided to MGI are true, accurate, legal, and not in any copyrights problem. Any arguments caused by above situations, HRDQ needs to take responsibilities and pay indemnity to MGI.

3.	HRDQ needs to pay any required expenses immediately

MGI responsibilities and obligations

1.	MGI needs to guarantee the advertisement in two movies within the period of agreement term.
2.	MGI only demonstrates the advertisements agreed by HRDQ
3.	If the advertisement provided by HRDQ is not legal, MGI has the rights to refuse publication.

Business Confidential Info

1.	Both parties should not release any information on the agreement to a third-party.
2.	Any required information not included in this agreement needs to agreed by both parties, otherwise it is illegal

Penalties

1.	HRDQ and MGI need to guarantee the business process and do its own jobs.
2.	One of the parties need to responsible on penalties if not doing its own jobs.

Agreement Term and Termination Date

1.	This agreement will be activated for 12 months, starts from signed date.
2.	If one of the parties is not doing its own jobs after 7 days received the notice, the other party has the rights to terminate the agreement.
3.	If this agreement were terminated within three months, the responsibilities and obligations are still effective on whatever happened before termination date.

Arguments Methods

If any parties have problems with this agreement, it supposes to be solved in a reasonable condition. Otherwise, any parties have the rights to have courts solving the problems.

Others

This agreement has two copies held by each party; both agreement copies are effective in the court.